UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012

SOY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-53112	20-4026473
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	4172 19th Street SW, Mason City Iowa	50401
	(Address of principal executive offices)	(Zip Code)

(641) 421-7590
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement

On June 21, 2012, Soy Energy, LLC (the "Company") received a written notice of default (the "Notice") from OSM-REO FF, LLC ("OSM") our primary lender. The Company entered into the Amended and Restated Loan Agreement ("Loan Agreement") with OSM on September 30, 2010, which included promissory notes in the original principal amounts of $6,000,000 and $77,595. The Loan Agreement also contained various covenants and restrictions with which the Company was obligated to comply. The Loan Agreement is secured by a mortgage and security interest granted by the Company in favor of OSM in substantially all of the Company’s real property and personal property, with the exception of the real property owned by the Company which is located in Marcus, Iowa.

The Notice provided that the Company is in default pursuant to Section 7.01(f) of the Loan Agreement due to the fact that the Company has failed to procure a Lender's Loss Payable Endorsement in favor of OSM. The Company is also in default pursuant to Section 7.01(e) of the Loan Agreement due to the Company's failure to deliver unaudited financial statements as required by Section 5.01(b) of the Loan Agreement. OSM has indicated that there may be other defaults which were not included in the Notice.

The Notice constitutes a notice of default under Section 7.01 of the Loan Agreement. OSM requested that the Company immediately cure each of the events of default which have occurred pursuant to the Loan Agreement. The Notice advises, and the Loan Agreement provides, that upon the occurrence of an event of default, OSM may exercise a variety of remedies afforded to OSM under the Loan Agreements or by applicable law or equity, including without limitation, acceleration of the due date of the unpaid principal balance of the Loan Agreements and all accrued but unpaid interest thereon. Further, according to the Loan Agreements, OSM may, during an event of default and in accordance with applicable law, foreclose its mortgage on the Company's real property and its security interest in the Company’s personal property and exercise any other remedies provided therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOY ENERGY, LLC

Date: June 27, 2012	/s/ Steven Nath
Steven Nath
Chief Financial Officer